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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


                                                       SEC FILE NUMBER:  0-28760
                                                           CUSIP NUMBER:  694074


                                 (Check One):
/x/ Form 10-KSB   / / Form 11-K   / / Form 20-F   / / Form 10-Q   / / Form N-SAR

For Period Ended:   September 30, 1997

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

               Not Applicable
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PART I -- REGISTRANT INFORMATION

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Full Name of Registrant

               PACIFIC COAST APPAREL COMPANY, INC.

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Former Name if Applicable

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Address of Principal Executive Office (Street and Number)
               1820 South Los Angeles Street
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City, State and Zip Code
               Los Angeles, California  90015
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PART II -- RULES 12b-25(b) AND (c)

(a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

(b) The subject annual report will be filed on or before the fifteenth calendar day following the prescribed due date; and

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(c)    The accountant's statement or other exhibit required by Rule 12b-25(c)
       has been attached if applicable.
               Not Applicable
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PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-KSB or portion thereof could not be filed within the prescribed time period.

The time required by the Registrant's independent accounting firm to complete their audit of the Registrant's financial statements, together with the time required thereafter for officers and directors to fully and properly review and approve the Form 10-KSB (the "Report") will prevent the Registrant from filing the Report by December 29, 1997, without unreasonable effort and expense, due in part to the time that was required to prepare historical financial statements relating to the Registrant's recent acquisition of the assets of Cotton Stuff, Inc., which financial statements were filed in Registrant's Form 8-K/A dated December 1, 1997.
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PART IV -- OTHER INFORMATION

(1) Name and telephone number of persons to contact in regard to this notification:

     Terrence L. McGovern                (213)                     748-9724
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            (Name)                    (Area Code)             (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registration was required to file such report(s) been filed? If the answer is no, identify report(s).

                              /x/  Yes     /  /  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                              /x/  Yes     /  /  No

     The earnings statements to be included in the Form 10-KSB will reflect the operations of the assets acquired from Cotton Stuff, Inc. and the combined operations from August 22 to September 30, 1997.


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                       PACIFIC COAST APPAREL COMPANY, INC.
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    December 29, 1997              By:  /s/    Terrence L. McGovern
                                                --------------------------------
                                                    Chief Executive Officer





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